UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Monmouth Real Estate Investment Corporation

(Name of Registrant as Specified in Its Charter)

Starwood Real Estate Income Trust, Inc.

Christopher Graham

Ethan Bing

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Starwood Responds to Monmouth’s Rejection of its Higher, All-Cash Offer

Starwood Reconfirms Willingness and Ability to Move Quickly to Complete its All-Cash Transaction

MIAMI, August 24, 2021 – Starwood Real Estate Income Trust, Inc. (“Starwood”), an affiliate of Starwood Capital Group, a leading global private investment firm focused on real estate and energy investments, today commented on the failure of the Board of Monmouth Real Estate Investment Corporation (NYSE: MNR) (“Monmouth”) to declare its offer of $19.20 net cash per share to be a “Superior Proposal” under the existing merger agreement with Equity Commonwealth (“EQC”).

“The Monmouth Board’s latest decision to not engage in discussions with Starwood is yet another action that deprives its own shareholders from receiving the higher and more certain value represented by our cash offer. The ISS recommendation against the transaction and continued shareholder opposition provides clear direction to the Board that the EQC transaction is highly unlikely to gain the required supermajority approval and proceeding with a vote is not in the best interest of shareholders. Starwood stands ready to work with the Monmouth Board, sign the already-negotiated merger agreement it provided to Monmouth and proceed quickly to finalize our proposed transaction. We urge Monmouth shareholders to demand that their Board engage with Starwood and take no further steps that will divert or delay maximum value being delivered to shareholders.”

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 750-0625

Banks and Brokers Call Collect: (212) 750-5833

About Starwood Capital Group

Starwood Capital Group is a private investment firm with a core focus on global real estate, energy infrastructure and oil & gas. The Firm and its affiliates maintain 16 offices in seven countries around the world, and currently have approximately 4,000 employees. Since its inception in 1991, Starwood Capital Group has raised over $60 billion of capital, and currently has approximately $90 billion of assets under management. Through a series of comingled opportunity funds and Starwood Real Estate Income Trust, Inc. (SREIT), a non-listed REIT, the Firm has invested in virtually every category of real estate on a global basis, opportunistically shifting asset classes, geographies and positions in the capital stack as it perceives risk/reward dynamics to be evolving. Starwood Capital also manages Starwood Property Trust (NYSE: STWD), the largest commercial mortgage real estate investment trust in the United States, which has successfully deployed over $69 billion of capital since inception and manages a portfolio of over $18 billion across debt and equity investments. Over the past 29 years, Starwood Capital Group and its affiliates have successfully executed an investment strategy that involves building enterprises in both the private and public markets. Additional information can be found at starwoodcapital.com.

Media Contact:

Sard Verbinnen & Co.

Bryan Locke / Stephen Pettibone / Hayley Cook

Starwood-SVC@sardverb.com

Investor Contact:

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger / Gabrielle Wolf

+1 (212) 750-5833

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